As filed with the Securities and Exchange Commission on February 28, 2003 Registration No. 333-102786
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BIOPURE CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                    04-2836871
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)
                                                          Jane Kober
                                                     Biopure Corporation
         11 Hurley Street                              11 Hurley Street
       Cambridge, MA 02141                           Cambridge, MA 02141
          (617) 234-6500                                (617) 234-6500
   (Address, including zip code,            (Name, address, including zip code,
and telephone number, including               and telephone number, including
area code, of registrant's principal          area code, of agent for service)
       executive offices)


                            ------------------------
                                    Copy to:
                             Matthew Ricciardi, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019
                            ------------------------

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

          We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any State in which such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 28, 2003





                                   PROSPECTUS

                               BIOPURE CORPORATION

                        1,044,386 Shares of Common Stock



          The selling stockholder named on page 13 of this prospectus may offer for sale up to 1,044,386 shares of our common stock, 522,193 of which are outstanding and 522,193 of which may be issued as the result of the exercise of warrants held by the selling stockholder. We will not receive any proceeds from the sale of shares by the selling stockholder.

          The prices at which the selling stockholder may sell its shares will be determined by the prevailing market price for the shares or in privately negotiated transactions.

          Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of factors you should consider before buying our common stock.

          Our common stock is traded on The Nasdaq Stock Market under the symbol "BPUR." On February 27, 2003, the last reported sale price for our common stock on The Nasdaq Stock Market was $3.09 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is March __, 2003.

                                TABLE OF CONTENTS

                                                                            Page


BIOPURE CORPORATION...........................................................2

RISK FACTORS..................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION...................12

WHERE YOU CAN FIND MORE INFORMATION..........................................12

USE OF PROCEEDS..............................................................14

SELLING STOCKHOLDER..........................................................14

PLAN OF DISTRIBUTION.........................................................14

LEGAL MATTERS................................................................16

EXPERTS......................................................................16


You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                               BIOPURE CORPORATION

          Biopure was incorporated in Delaware in 1984. Our executive offices are located at 11 Hurley Street, Cambridge, Massachusetts 02141, and our telephone number is (617) 234-6500.

          Biopure(R), Hemopure(R) and Oxyglobin(R) are registered trademarks of Biopure.

                                  RISK FACTORS

          An investment in the common stock offered by this prospectus is very risky. You should carefully consider the following risk factors in addition to the information in the remainder of this prospectus before deciding to purchase the common stock.

          These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our securities.

Company Risks

We May Not Be Able To Continue as A Going Concern, as Our Funds Are Sufficient to Fund Operations Only Through the Beginning of April 2003

          Ernst & Young LLP, our independent auditors, have included a going concern modification in their audit opinion on our consolidated financial statements for the fiscal year ended October 31, 2002, which states that "the Company's recurring losses from operations and the current lack of sufficient funds to sustain its operations through the second quarter of fiscal 2003 raise substantial doubt about its ability to continue as a going concern."

          As of January 31, 2003, we had $9.5 million in cash and cash equivalents. We expect our cash position to fund operations through the beginning of April 2003 per our current operating plan. We are exploring opportunities to raise additional capital through equity offerings, strategic alliances and other financing vehicles, but we cannot assure you that sufficient funds will be available to us on terms that we deem acceptable, if they are available at all. The inclusion of a going concern modification in Ernst & Young LLP's audit opinion may materially and adversely affect our ability to raise new capital.

          Our financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to our financial statements as a result of the going concern opinion. If we cannot continue as a going concern, we may have to liquidate our assets and we may be able to sell them for significantly less than the values at which they are carried on our financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts that holders of our common stock would receive, if anything, in liquidation.

Failure to Raise Additional Funds in the Future May Affect the Development, Manufacture and Sale of Our Products

          We require substantial working capital to develop, manufacture and sell our products and to finance our operations until such time (if ever) as we are able to generate positive operating cash flow. We will need additional funding for, among other things, additional pre-clinical and clinical studies to support expanded indications for Hemopure, the commercial launch of Hemopure (subject to approval by the FDA in the United States or other regulatory authorities elsewhere) and manufacturing capacity. In order to fund our planned operations through January

31, 2004, the end of the first quarter of our 2004 fiscal year, we estimate that we will need to raise approximately $45.5 million.

          If additional financing is not available when needed or is not available on acceptable terms, we may be unable to develop products, build manufacturing capacity or fulfill other important goals. A sustained period in which financing is not available could force us to go out of business.

          We have an equity line financing agreement with Societe Generale which is unavailable at this time, as it can be drawn on only if our common stock price is at least $13 per share, among other conditions and limitations. That agreement will expire in June 2003.

If We Fail to Obtain FDA Approval We Cannot Market Hemopure in the United States

          We will not be able to market Hemopure in the United States until we receive FDA approval. We have filed an application for approval with the FDA, and the application was accepted for review on October 1, 2002. We believe that our completed pivotal Phase III clinical trials are consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure for use in surgical indications. However, the FDA could change its view, require a change in study design or require additional data or even further clinical trials, including trials for indications other than those for which the pending application seeks approval, prior to approval of Hemopure. The FDA could refuse to grant a marketing authorization. Trials are expensive and time-consuming. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success.

If We Fail to Obtain Regulatory Approvals in Foreign Jurisdictions We Will Not Be Able to Market Hemopure Abroad

          We also intend to market our products in international markets, including Europe. We must obtain separate regulatory approvals in order to market our products in Europe and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions. Approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time.

We Cannot Expand Indications for Our Products Unless We Receive FDA Approval for Each Proposed Indication

          The FDA requires a separate approval for each proposed indication for the use of Hemopure in the United States. We have applied for an indication for Hemopure that will only involve its perioperative use in patients undergoing orthopedic surgery. Subsequently, we expect to expand Hemopure's indications. To do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure in the United States for indications that have been approved by the FDA. The FDA may require a label cautioning against Hemopure's use for indications for which it has not been approved.

          The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of the cause of the anemia. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

If We Cannot Find Appropriate Marketing Partners, We May Not Be Able to Market and Distribute Hemopure Effectively

          Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

          If we seek an alliance with an experienced pharmaceutical company:

          o we may be unable to find a collaborative partner, enter into an alliance on favorable terms, or enter into an alliance that will be successful;

          o any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

          o any marketing partner or licensee might terminate its agreement with us and abandon our products at any time without significant payments, whether or not permitted by the applicable agreement.

          If we do not enter into alliances to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors, or recruiting, training and retaining a marketing staff and sales force of our own.

If We Cannot Generate Adequate, Profitable Sales of Hemopure, We Will Not Be Successful

          To succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. To date, we have focused our efforts on developing our products and establishing their safety and efficacy. We have not completed detailed analyses of the size of the potential market for Hemopure or the prices that we could charge for it. Additionally, the size of the market will be greatly reduced if reimbursement for the cost of Hemopure is not available.

If We Cannot Obtain Market Acceptance of Hemopure, We Will Not Be Able to Generate Adequate, Profitable Sales

          Even if we succeed in obtaining marketing approval for Hemopure, a number of factors may affect future sales of our product. These factors include:

          o whether and how quickly physicians accept Hemopure as a cost-effective and therapeutic alternative to other products, in particular, donated human blood. It may take longer than we anticipate to obtain market acceptance; and

          o whether medical care providers or the public accept the use of a natural protein product extracted from bovine red blood cells in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease".

If We Fail to Comply with Good Manufacturing Practices, We May Not Be Able to Sell Our Products

          To obtain FDA approval to sell our products, we must demonstrate to the FDA that we can manufacture our products in compliance with the FDA's good manufacturing practices, commonly known as GMPs. GMPs are stringent requirements that apply to all aspects of the manufacturing process. We are subject to periodic FDA inspections to determine whether we are in compliance with the GMP requirements. If we fail to manufacture in compliance with GMPs, the FDA may refuse to approve our products or take other enforcement action with respect to products that we are distributing commercially.

We Are Dependent on Third Parties to Finance Expansion of Our Manufacturing Capacity, and Failure to Increase Manufacturing Capacity May Impair Hemopure's Market Acceptance and Prevent Us From Achieving Profitability

          We will need to construct additional manufacturing facilities to meet annual demand in excess of our current capacity. If Hemopure receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot manufacture sufficient quantities of Hemopure, we may not be able to operate profitably. In addition, if we cannot fill orders for Hemopure, customers might turn to alternative products and choose not to use Hemopure even after we have addressed our capacity shortage.

          We will face risks, including the risk of scale-up of our processes, in any new construction, and in turn could encounter delays, higher than usual rejects, additional reviews and tests of units produced and other costs attendant to an inability to manufacture saleable product.

          The construction of our proposed new manufacturing facility in Sumter, South Carolina is dependent upon financing from third parties. Groundbreaking for this facility has been delayed and could be delayed further as a result of delays in obtaining such financing. We cannot assure you that sufficient financing for this facility will be available, or if available, will be on terms that are acceptable to us. The completion of this facility or the addition of comparable manufacturing capacity is a key milestone in our plan for future operations. The later the date of completion of additional manufacturing capacity, the more financing we will need for working capital.

Our Lack of Operating History Makes Evaluating Our Business Difficult

          Licensing fees, proceeds to us from investors in our stock and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history of selling our products in large quantities upon which to base an evaluation of our business and our prospects. Consequently, we have no experience on which to predict future commercial success.

We Have a History of Losses and Expect Future Losses

          We have had annual losses from operations since our inception in 1984. In the fiscal years ended October 31, 2000, 2001 and 2002, we had losses from operations of $40.4 million, $53.0 million and $46.7 million, respectively, and we had an accumulated deficit of $381.6 million as of October 31, 2002. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit. We cannot assure you that we will ever be able to achieve profitable operations.

If We Are Not Able to Protect Our Intellectual Property, Competition Could Force Us to Lower Our Prices, Which Might Reduce Profitability

          We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents.

          We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in regions other than the United States and Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

Failure to Avoid Infringement of Others' Intellectual Property Rights Could Impair Our Ability to Manufacture and Market Our Products

          We cannot guarantee that our products and manufacturing process will be free of claims by third parties alleging that we have infringed their patents. Any such claim could be expensive and time-consuming to defend, and an adverse litigation result or a settlement of litigation could require us either to obtain a license from the complaining party or to change our manufacturing process. Either result could be expensive or result in a protracted plant shutdown, in turn adversely affecting our ability to make a profit.

          A third party could also allege that our products are used in a manner that violates a use patent. Such a claim, if valid, would also be expensive to defend, and either an adverse litigation result or a settlement could result in our inability to market our product for the patented use. This inability could adversely affect our sales revenues.

Our Profitability Will Be Affected If We Incur Product Liability Claims in Excess of Our Insurance Coverage

          The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $20 million. Our profitability will be affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

Replacing Our Sole Source Suppliers for Key Materials Could Result in Unexpected Delays and Expenses

          We obtain some key materials, including membranes and chemicals, and services from sole source suppliers. All of these materials are commercially available elsewhere. If such materials or services were no longer available at a reasonable cost from our existing suppliers, we would need to purchase substitute materials from new suppliers. If we need to locate a new supplier, the substitute or replacement materials or facilities will most likely be tested for equivalency. Such equivalency tests could delay development of a product, delay or limit commercial sales of an FDA-approved product and cause us to incur additional expense.

Provisions of Our Restated Certificate of Incorporation and By-Laws Could Impair or Delay Shareholders' Ability to Replace or Remove Our Management and Could Discourage Takeover Transactions that a Stockholder Might Consider to Be in Its Best Interest

          Provisions of our Restated Certificate of Incorporation and by-laws, as well as our stockholders rights plan, could impede attempts by shareholders to remove or replace our management or could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In particular:

          o Our restated Certificate of Incorporation does not permit stockholders to take action by written consent and provides for a classified Board of Directors, and our by-laws provide that stockholders who wish to bring business before an annual meeting of directors or to nominate candidates for election of directors at an annual meeting of stockholders must deliver advance notice of their proposals to us before the meeting. These provisions could make it more difficult for a party to replace our board of directors by requiring two annual stockholder meetings to replace a majority of the directors, making it impossible to remove or elect directors by written consent in lieu of a meeting and making it more difficult to introduce business at meetings.

          o Our shareholder rights plan may have the effect of discouraging any person or group that wishes to acquire more than 20% of our class A common stock from doing so without obtaining our agreement to redeem the rights; if our agreement to redeem the rights is not obtained, the acquiring person or group would suffer substantial dilution.

          o Our restated Certificate of Incorporation provides that until July 31, 2003, two-thirds of our voting power, rather than a majority, is necessary to approve any merger, consolidation or sale of all or substantially all of our assets.

Industry Risks

Intense Competition Could Harm Our Financial Performance

          The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to or alternatives to Hemopure.

          We are aware of three competitors that make periodic disclosures to the public. Northfield Laboratories Inc. and Hemosol Inc. are in advanced stages of developing hemoglobin-based oxygen carriers produced from expired human blood. Baxter International Inc. has announced that it is developing a recombinant hemoglobin-based oxygen carrier. Northfield and Hemosol's products are in advanced clinical trials or are subjects of pending applications for approval. The products being developed by all three of these companies are intended for use in humans and as such could compete, if approved by regulatory authorities, with Hemopure.

          Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

          o    are conducting clinical trials of their products;

          o may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

          o    may have their products approved for marketing prior to Hemopure;
               and

          o may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, Ongoing Government Regulation and Inspection of Our Products Could Lead to Delays in the Manufacture, Marketing and Sale of Our Products

          The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information. Furthermore, the FDA could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications.

          We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of additional preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

Health Care Reform and Controls on Health Care Spending May Limit the Price We Charge for Hemopure and the Amount We Can Sell

         The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could affect our ability to sell Hemopure in large quantities at profitable pricing.

Uncertainty of Third-Party Reimbursement Could Affect Our Profitability

          Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our product at high enough prices to generate a profit.

Investment Risks

Potential for Dilution and Decline of the Price of Our Shares

          Our cash on hand is estimated to be sufficient to continue operations more than halfway through the second quarter of fiscal 2003 per our current operating plan. We will be required to obtain additional funds and may seek to do so by sales of equity securities.

          Any additional sale of shares may have a dilutive effect on our existing stockholders. Subsequent sales of these shares in the open market could also have the effect of lowering our stock price, thereby increasing the number of shares issuable and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares.

          The perceived risk associated with the possible sale of a large number of shares could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

          If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impede our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from The Nasdaq Stock Market.

Shares Eligible for Future Sale May Cause the Market Price for Our Common Stock to Drop Significantly, Even if Our Business is Doing Well

          We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. Substantially all of our outstanding shares of class A common stock are either freely tradable in the public market, unless acquired by our affiliates, or are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 and eligible for immediate sale in the public market pursuant to Rule 144, subject to certain volume and manner of sale limitations. Other shares of our common stock issued in the future, including shares issued upon exercise of outstanding options and warrants, may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our Stock Price Has Been and May Continue to Be Highly Volatile, Which May Adversely Affect Holders of Our Stock and Our Ability to Raise Capital

          The trading price of our common stock has been and is likely to continue to be extremely volatile. During the period from November 1, 2000 through January 31, 2003, our stock price has ranged from a low of $2.18 per share (on January 29, 2003) to a high of $32.70 per share (on May 9, 2001). Further information regarding the trading price of our common stock is included on page 17 of our Annual Report on Form 10-K for the fiscal year ended October 31, 2002, which is incorporated by reference in this prospectus as described under "Where You Can Find More Information" on page 12 below. Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including the following:

          o actual or potential clinical trial results relating to products under development by us or our competitors;

          o    delays in our testing and development schedules;

          o events or announcements relating to our relationships with others, including the status of potential transactions with investors, licensees and other parties;

          o announcements of technological innovations or new products by our competitors;

          o developments or disputes concerning patents or proprietary rights;

          o regulatory developments in the United States and foreign countries;

          o    FDA approval of Hemopure or competitors' products;

          o economic and other factors, as well as period-to-period fluctuations in our financial results;

          o    market conditions for pharmaceutical and biotechnology stocks;
               and

          o publicity regarding actual or potential medical results relating to products under development by us or our competitors.

External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq Stock Market. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq Stock Market.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          This prospectus contains forward-looking statements concerning, among other things, possible applications for marketing approval and other regulatory matters, clinical trials, plans for the development of Hemopure and business strategies. These forward-looking statements are identified by the use of such terms as "intends," "expects," "plans," "estimates," "anticipates," "should" and "believes." These statements reflect only management's current expectations.

          These forward-looking statements involve risks and uncertainties. There can be no assurance that we will be able to commercially develop our oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, Biopure's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations, as well as the other risks and uncertainties described under "Risk Factors" on page 3 of this prospectus.

          We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are on file with the SEC under the file number 001-15167. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

          This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

          The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

          o our Annual Report on Form 10-K for the fiscal year ended October 31, 2002;

          o    our Current Report on Form 8-K filed on January 24, 2003;

          o the description of our Class A Common Stock contained in our registration statement on Form S-1 (Registration No. 333-78829), as amended, that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999; and

          o the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 4, 1999.

          You may obtain copies of these filings, at no cost, at the "Investor Relations" section of our website (www.biopure.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

                               Biopure Corporation
                              Attention: Secretary
                                11 Hurley Street
                               Cambridge, MA 02141
                            Telephone: (617) 234-6500

Except for the SEC filings that are incorporated by reference, the information contained on our website is not a part of this prospectus.

                                 USE OF PROCEEDS

          We will not receive any proceeds in connection with the sale of shares of common stock by the selling stockholder.

                               SELLING STOCKHOLDER

          The selling stockholder is Steelhead Investments Ltd. All of the shares being offered pursuant to this prospectus are being offered for the account of the selling stockholder. During the past three years, Steelhead Investments Ltd. has not had any office, position or other material relationship with Biopure or any of our predecessors or affiliates. As of the date of this prospectus, the selling stockholder beneficially owns 522,193 shares of our common stock and warrants to acquire 522,193 shares of common stock at an exercise price of $4.84 per share. These warrants may be exercised at any time within six months after the registration statement relating to the resale of the shares of common stock to be offered for sale by the selling stockholder is declared effective by the SEC.

          The terms of the warrants issued to the selling stockholder prohibit the holder thereof from exercising the warrants to the extent that the exercise would result in the holder, together with any of its affiliates, beneficially owning in excess of 4.999% of the outstanding shares of common stock following the exercise. The holder of the warrants may waive these restrictions as to itself upon not less than 61 days' notice to us. The number of shares of our common stock listed as being beneficially owned by the selling stockholder includes the shares of our common stock that are issuable to the selling stockholder, subject to the 4.999% limitation, upon exercise of the warrants. However, the 4.999% limitation would not prevent the holder of the warrants from acquiring and selling in excess of 4.999% of the outstanding shares of our common stock through a series of partial warrant exercises followed by sales of the common stock while never beneficially owning more than 4.999% at any one time.

          Because the selling stockholder may offer all or some portion of the shares pursuant to this prospectus, and because the selling stockholder may or may not exercise the warrants before their expiration, we cannot give an estimate as to the number of shares that the selling stockholder will beneficially own upon completion of its sales pursuant to this prospectus. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act, or it may have acquired other shares, since the date on which it first provided the information to us regarding its shares. However, if the selling stockholder does not acquire any additional shares of common stock and sells all of the shares offered by it (including any shares that may be issued to it upon exercise of the warrants held by it), the selling stockholder will not beneficially own any shares of common stock upon completion of the sale of the shares offered by it.

                              PLAN OF DISTRIBUTION

          The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

          The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock (including the common stock issuable upon exercise of the warrants) from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the description of the selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          We are required to pay all fees and expenses incident to the registration of the shares, including $5,000 of fees and disbursements of special counsel for the selling stockholder. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

          The validity of the issuance of the common stock offered in this prospectus has been passed upon for Biopure by our general counsel, Jane Kober.

                                     EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended October 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table sets forth all expenses payable by Biopure in connection with the sale by Steelhead Investments Ltd. of up to 1,044,386 shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

          SEC registration fee......................................  $    353
          Legal fees and expenses...................................  $ 15,000
          Accounting fees and expenses..............................  $ 15,000
          Miscellaneous.............................................  $ 10,000
                   Total............................................  $ 40,353


Item 15. Indemnification of Officers and Directors

          Our Restated Certificate of Incorporation provides that each of our directors and officers shall be indemnified and held harmless by us, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

          The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

          o for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

          o for acts or omissions not in good faith or that involve conduct that the director or officer believes is not in the best interests of the corporation;

          o    for knowing violations of the law;

          o for any transaction from which the directors derived an improper personal benefit; and

          o for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

          The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

          Our Restated Certificate of Incorporation also provides directors and officers with the right to be paid by us for expenses (including attorneys' fees) incurred in defending any proceeding in advance of the proceeding's final disposition. If a claim is not promptly paid in full by us, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against us to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in our Restated Certificate of Incorporation are not exclusive of any other right which may be acquired.

Item 16. Exhibits

             Exhibit
              Number       Description of Document
              ------       -----------------------

               5.1*        Opinion of Jane Kober.
               15.1*       Acknowledgement of Ernst & Young LLP.
               23.1        Consent of Ernst & Young LLP, Independent Auditors.
               23.2*       Consent of Jane Kober (included in Exhibit 5.1).
               24.1*       Powers of Attorney (included in the signature pages).

         *    Previously filed.

Item 17. Undertakings

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant undertakes that, for purpose of determining any liability under the Securities Act of 1933: (1) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Cambridge, Massachusetts, on the 28th day of February, 2003.

                              BIOPURE CORPORATION


                                  By:      /s/  Ronald F. Richards
                                      ----------------------------------------
                                  Ronald F. Richards
                                  CHIEF FINANCIAL OFFICER
                                    (Principal financial and accounting officer)


          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.


                 SIGNATURES                        TITLE                        DATE

     /s/ Charles A. Sanders, M.D.*      Director and Chairman of the    February 28, 2003
------------------------------------               Board
Charles A. Sanders, M.D.


     /s/ Thomas A. Moore*              Director, President and Chief    February 28, 2003
------------------------------------         Executive Officer
Thomas A. Moore                        (Principal executive officer)


    /s/ Ronald F. Richards*               Chief Financial Officer       February 28, 2003
------------------------------------      (Principal financial and
Ronald F. Richards                          accounting officer)


    /s/ David N. Judelson*               Director and Vice Chairman     February 28, 2003
------------------------------------
David N. Judelson


    /s/ Carl W. Rausch*                Director, Vice Chairman of the   February 28, 2003
------------------------------------     Board and Chief Technology
Carl W. Rausch                                    Officer


    /s/ Daniel P. Harrington*                     Director              February 28, 2003
------------------------------------
Daniel P. Harrington


                                      II-4



    /s/ C. Everett Koop, M.D.*                    Director              February 28, 2003
------------------------------------
C. Everett Koop, M.D.


    /s/ J. Richard Crout, M.D.*                   Director              February 28, 2003
------------------------------------
J. Richard Crout, M.D.



* By:     /s/ Jane Kober
         Attorney-in-fact

                                  EXHIBIT INDEX

                   Description
                   -----------
         5.1*      Opinion of Jane Kober.
        15.1*      Acknowledgement of Ernst & Young LLP.
        23.1       Consent of Ernst & Young LLP, Independent Auditors.
        23.2*      Consent of Jane Kober (included in Exhibit 5.1).
        24.1*      Powers of Attorney (included in the signature pages).


     *    Previously filed.